Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(iii) under the Securities Exchange Act of 1934, as amended, persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of InfuSystem Holdings, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 23, 2018

MESON CAPITAL LP

By:	Meson Capital Partners LLC its General Partner

By:	/s/ Ryan J. Morris
	Name:	Ryan J. Morris
	Title:	Manager

MESON CAPITAL PARTNERS LLC

By:	/s/ Ryan J. Morris
	Name:	Ryan J. Morris
	Title:	Manager

/s/ Ryan J. Morris
RYAN J. MORRIS Individually and as attorney-in-fact for Ethan E. Doyle